Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA Lippert/Heilshorn & Associates (415) 433-3777 david@lhai-sf.com	Meghan Stapleton Director, Corporate Communications (907) 297-3000 meghan.stapleton@acsalaska.com

Alaska Communications Systems Announces Tender Offer for Any and All of its 9 ? % Senior Notes
due 2011 and Seeks to Amend its 2005 Senior Credit Facility

- Announces Expected Range of 2005 Revenues above Guidance and Expected 2005 EBITDA at High-end of Guidance -

ANCHORAGE, Alaska, February 07, 2006 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. (“ACSH”), has commenced a cash tender offer for any and all of the $56.9 million aggregate principal amount of outstanding 9 ? % Senior Notes due 2011 (CUSIP Nos. 011679AF4 and 011679AD9) issued by ACSH. The tender offer is scheduled to expire at 9:00 a.m., New York City time, on March 8, 2006, unless extended or earlier terminated.

In conjunction with the tender offer, ACSH is also soliciting consents to adopt certain amendments to the indenture under which the senior notes were issued. The solicitation of consents is scheduled to end at 5:00 p.m., New York City time, on February 21, 2006, unless extended or earlier terminated. Holders who tender their notes prior to the expiration of the consent solicitations will be entitled to withdraw their tenders and revoke their consents pursuant to the tender offers only before 5:00 p.m., New York City time, on February 21, 2006. The proposed amendments to the senior notes indenture would, among other things, eliminate substantially all of the restrictive covenants and eliminate most events of default (other than for failure to make payments of interest or principal).

In order to complete the tender offer, ACS proposes to amend its 2005 senior credit facility, increasing the $375.0 million term loan under the facility by up to $57.0 million. In addition, ACS seeks consents to the purchases of notes in the tender offer and to exclude the purchases of notes in the tender offer from calculations of the amount of cash ACS would be permitted to distribute pursuant to the terms of the 2005 senior credit facility. Additional information concerning the proposed transaction can be found in the presentation to lenders that will be posted on ACS’ investor relations website at www.alsk.com on February 9, 2006.

The Tender Offer and Consent Solicitation
Subject to certain conditions, holders of senior notes who validly tender and do not withdraw their senior notes by 5:00 p.m., New York City time, on February 21, 2006, will receive total consideration for their senior notes of $1,105.00 per $1,000 principal amount of notes tendered by such time, which includes a consent payment of $30.00 per $1,000 principal amount of notes.

Subject to certain conditions, holders of senior notes who validly tender their senior notes after 5:00 p.m., New York City time on February 21, 2006, but before 9:00 a.m. on March 8, 2006, will receive total consideration of $1,075.00 per $1,000 principal amount of senior notes tendered by such time.

ACSH is making the tender offer and consent solicitation as part of a refinancing of a portion of its existing debt. ACSH intends to finance the tender offer and consent solicitation with borrowings under its senior secured credit facility and cash on hand. The tender offer and consent solicitation are subject to, and conditioned upon, the valid tender of, and delivery of consents with respect to, a majority of the outstanding principal amount of senior notes, entering into the amendment to the senior secured credit facility and other customary general conditions.

J.P. Morgan Securities Inc. and CIBC World Markets Corp. are acting as the dealer managers and solicitation agents, and Global Bondholder Services Corp. is acting as depositary, in connection with the tender offer and consent solicitation. Copies of the Offer to Purchase and Consent Solicitation Statement, Letter of Transmittal and Consent, and other related documents may be obtained from the depositary at (866) 470-3900. Additional information concerning the terms of the tender offer and consent solicitation may be obtained by contacting J.P. Morgan Securities Inc. toll-free at (866) 834-4666 or (212) 834-4388 or CIBC World Markets Corp. at (212) 885-3745.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell with respect to the senior notes. The tender offer may only be made in accordance with the terms of and subject to the conditions specified in the Offer to Purchase and Consent Solicitation Statement, dated February 7, 2006, and the related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

ACS Announces Expected Range of 2005 Revenues and EBITDA
Revenues for the year ended December 31, 2005 are expected to be between $325.0 million and $327.0 million, which is above ACS’ previous 2005 revenue outlook of between $320.0 million and $325.0 million. In addition, EBITDA for the year ended December 31, 2005 is expected to be between $112.0 million and $113.0 million, which is at the high end of the company’s previous 2005 EBITDA outlook of between $110.0 million and $113.0 million.

The company’s fiscal year ended December 31, 2005. The company’s final results are not yet available, and the information in the press release is preliminary and subject in all respects to completion of various internal analyses and procedures necessary to finalize the company’s financial statements and to the completion of the audit for the fiscal year ended December 31, 2005. As announced on January 31, 2006, ACS plans to release final results for the fiscal year-ended December 31, 2005 on February 23, 2006 after the close of market and conduct an investor conference call at 5:00 pm eastern time that day.

Forward Looking EBITDA Guidance
This press release includes management’s estimate of EBITDA for the year ending December 31, 2005. Management believes the most directly comparable GAAP measure would be “Net cash provided by operating activities.” Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2004 and the company’s Form 10-Q for the quarter ended September 30, 2005, and “Risk Factors” in the company’s current report on Form 8-K dated November 30, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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